Exhibit (h)(viii)

                            FUND ACCOUNTING AGREEMENT
                            -------------------------


         THIS AGREEMENT made and effective as of the 3rd day of June, 2002, by and between INVESTMENT COMPANY CAPITAL CORPORATION, a Maryland Corporation ("ICCC"), on behalf of the mutual funds listed on Exhibit A, as may be amended from time to time (each a "Fund," collectively, the "Funds"), and SCUDDER FUND ACCOUNTING CORPORATION, a corporation organized under the laws of the Commonwealth of Massachusetts ("Scudder").

         WHEREAS, ICCC is the administrative service provider or fund accounting agent for the Funds; and

         WHEREAS, the Funds are registered as "investment companies" under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, Scudder is an accounting service provider affiliated with ICCC and the Funds; and

         WHEREAS, ICCC performs certain administrative and/or accounting services for each of the Funds, pursuant to certain agreements listed on Appendix B; and

         WHEREAS, ICCC wishes to sub-contract certain fund accounting services to Scudder, on behalf of each Fund, and Scudder is willing to accept such sub-contract and appointment to perform certain fund accounting services in connection with maintaining certain accounting records of each Fund on a computerized accounting system (the "Portfolio Accounting System");

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. Appointment of Recordkeeping Agent. Subject to the terms and conditions set forth in this Agreement, ICCC hereby delegates and appoints Scudder as fund accounting agent for each Fund to perform accounting functions related to portfolio transactions required of each Fund under Rule 31a-1 of the 1940 Act and to calculate the net asset value of the each Fund.

2. Representations and Warranties of ICCC. ICCC hereby represents, warrants and acknowledges to Scudder:

         A. ICCC is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

         B. ICCC has the requisite power and authority under applicable law, its charter or articles of incorporation and its bylaws to enter into and perform this Agreement; this Agreement has been duly executed and delivered by ICCC; and this Agreement constitutes a legal, valid and binding obligation of ICCC, enforceable in accordance with its terms; and

         C. ICCC has determined to its satisfaction that the Portfolio Accounting System is appropriate and suitable for the needs of each Fund.

3. Representations and Warranties of Scudder. Scudder hereby represents, warrants and acknowledges to ICCC for the benefit of each of the Funds:

         A. Scudder is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

         B. Scudder has the requisite power and authority under applicable law, its charter or articles of incorporation and its bylaws to enter into and perform this Agreement; this Agreement has been duly executed and delivered by Scudder; and this Agreement constitutes a legal, valid and binding obligation of Scudder, enforceable in accordance with its terms; and

         C. The accounts maintained and preserved by Scudder shall be the property of ICCC for the benefit of each of the Funds and Scudder will not use any information made available to Scudder under the terms hereof for any purpose other than complying with its duties and responsibilities hereunder or as specifically authorized by ICCC on behalf of each of the Funds in writing.

4.       Duties and Responsibilities of ICCC.
         -----------------------------------

         A. ICCC, on behalf of each Fund, shall turn over to Scudder each Fund's accounts previously maintained, if any.

         B. ICCC, on behalf of each Fund, shall provide to Scudder the information necessary to perform Scudder's duties and responsibilities hereunder in writing or its electronic or digital equivalent prior to the close of the New York Stock Exchange on each day on which Scudder prices the Fund's securities and foreign currency holdings.

         C. ICCC, on behalf of each Fund, shall furnish Scudder the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the securities in the portfolio when such information is not readily available from generally accepted securities industry services or publications.


         D. ICCC shall pay to Scudder such compensation at such time as may from time to time be agreed upon in writing by Scudder and ICCC for the performance of services by Scudder for each Fund under this Agreement. The initial compensation schedule is attached as Exhibit C.

         E. ICCC, on behalf of each Fund, shall provide to Scudder, as conclusive proof of any fact or matter required to be ascertained from any Fund as reasonably determined by Scudder, a certificate signed by the Fund's president or other officer of the Fund, or other authorized individual, as reasonably requested by Scudder. ICCC, on behalf of each Fund, shall also provide to Scudder instructions with respect to any matter concerning this Agreement requested by Scudder. Scudder may rely upon any instruction or information furnished by any person reasonably believed by it to be an officer or agent of ICCC, acting on behalf of each Fund, and shall not be held to have notice of any change of authority of any such person until receipt of written notice thereof from ICCC.

5.       Duties and Responsibilities of Scudder.
         --------------------------------------

         A. Scudder shall perform each of the services, all as specifically set forth in Exhibit D.

         B. Scudder shall calculate each Fund's net asset value in accordance with each Fund's prospectus. Scudder will price the securities of each Fund for which market quotations are available by the use of outside services designated by the Fund which are normally used and contracted with for this purpose; all other securities will be priced in accordance with the Fund's Board approved valuation procedures.

         C. Scudder shall prepare and maintain, with the direction and as interpreted by ICCC or each Fund's accountants and/or other advisors, in complete, accurate, and current form, all accounts and records needed to be maintained as a basis for calculation of each Fund's net asset value, and as further agreed upon by the parties in writing, and shall preserve such records in the manner and for the periods required by law or for such longer period as the parties may agree upon in writing.

         D. Scudder shall make available to ICCC, each Fund for inspection or reproduction within a reasonable time, upon demand, all accounts and records of the Funds maintained and preserved by Scudder.

         E. Scudder shall be entitled to rely conclusively on the completeness and correctness of any and all accounts and records turned over to it by ICCC on behalf of each Fund.

         F. Scudder shall assist each Fund's independent accountants, or upon approval of ICCC, or any Fund or upon demand, any regulatory body, in any requested review of any Fund's accounts and records maintained by Scudder but shall be reimbursed by ICCC for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Inspections conducted by the Securities and Exchange Commission shall be considered routine.

         G. Upon receipt from ICCC on behalf of each Fund of any necessary information or instructions, Scudder shall provide information from the books and records it maintains for the Funds that any of the Funds needs for tax returns, questionnaires, or periodic reports to shareholders and such other reports and information requests as ICCC, on behalf of any Fund, and Scudder shall agree upon from time to time.

         H. Scudder shall not have any responsibility hereunder to ICCC, any Fund, any Fund's shareowners or any other person or entity for moneys or securities of any Fund, whether held by any Fund or custodians of any Fund.

6. Delegation. Scudder may employ, at its own expense, one or more agents from time to time to perform such of the acts and services of Scudder and upon such terms and conditions as may be agreed upon between Scudder and such agents and approved by the Board of Trustees of the Trust.

7.       Indemnification.
         ---------------

         A. ICCC shall indemnify and hold Scudder harmless from and against any and all costs, expenses, losses, damages, charges, reasonable counsel fees, payments and liabilities which may be asserted against or incurred by Scudder, or for which it may be liable, arising out of or attributable to:

                  i. Scudder's action or omission to act pursuant hereto except for any loss or damage arising form any negligent act or willful misconduct of Scudder or its designated sub-contractor.

                  ii. Scudder's payment of money as requested by ICCC, on behalf of each Fund, or the taking of any action which might make Scudder liable for payment of money; provided, however, that Scudder shall not be obligated to expend its own moneys or to take any such action except in Scudder's sole discretion.

                  iii. Scudder's action or omission to act hereunder in good faith reliance on any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed.

                  iv. Scudder's action or omission to act in good faith reliance on the opinion of outside counsel acceptable to both ICCC and Scudder.

                  v. Scudder's action or omission to act in good faith reliance on statements of counsel to ICCC and any Fund, any Fund's independent accountants, and any Fund's officers or other authorized individuals provided by any Fund's resolution.

                  vi. The legality of the issue, sale or purchase of any shares of the Funds, the sufficiency of the purchase or sale price, or the declaration of any dividend by any of the Funds, whether paid in cash or stock.

                  vii. Any error, omission, inaccuracy or other deficiency in any Fund's accounts and records or other information provided by or on behalf of ICCC to Scudder, or the failure of ICCC to provide, or provide in a timely manner, the information needed by Scudder to perform the Services hereunder.

                  viii. ICCC's refusal or failure to comply with the terms of this Agreement, ICCC's negligence or willful misconduct in connection with the performance of its duties hereunder, or the failure of any representation of ICCC hereunder to be and remain true and correct in all respects at all times.

                  ix. The use or misuse, whether authorized or unauthorized, of the Portfolio Accounting System or other computerized recordkeeping and reporting system to which Scudder provides ICCC, on behalf of each Fund direct access hereunder or of any other electronic system of communication used hereunder by ICCC or by any person who acquires access to such system(s) through a terminal device, passwords, access instruction or other means of access to such system(s) which are utilized by, assigned to or otherwise made available to ICCC, except to the extent attributable to any negligence or willful misconduct by Scudder.

         B. Scudder shall indemnify and hold ICCC harmless from and against any and all costs, expenses, losses, damages, charges, reasonable counsel fees, payments and liabilities which may be asserted against or incurred by ICCC or for which it may be liable, arising out of or attributable to:

                  i. Scudder's refusal or failure to comply with the terms of this Agreement or the failure of any representation or warranty of Scudder hereunder to be and remain true and correct in all respects at all times.

                  ii. Any negligent or willful misconduct of Scudder, including direct losses occasioned by the negligent error of Scudder in calculating any Fund's net asset value; provided, however, that ICCC shall accept Scudder's offer to minimize or eliminate any resulting monetary damages by employing such alternatives as reasonably necessary, which alternative shall be done at the reasonable expense of Scudder.

                  iii. The failure of Scudder to materially comply with applicable law in connection with the performance of its duties hereunder.

         C. For purposes of this indemnification provision, the Indemnitor shall assume indemnity obligations and the Indemnitee shall be the beneficiary of the indemnification provision. Indemnitor shall not be liable under this indemnification provision with respect to any claim made against Indemnitee unless Indemnitee shall have notified Indemnitor in writing within a reasonable time after the summons or other first legal process giving information as to the nature of the claim shall have been served upon Indemnitee (or after Indemnitee shall have received notice of such service on any designated agent), but failure to notify Indemnitor of any such claim shall not relieve Indemnitor from any liability which it may have to Indemnitee against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against Indemnitee, Indemnitor shall be entitled to participate at its own expense in the defense of such action. Indemnitor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.

         D. In no event shall Scudder or ICCC be liable for consequential, special or punitive damages.

8. Notices. All notices and consents required or given hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered to the proper party by hand, or (ii) delivered to the proper party by certified mail, return receipt requested, or by a commercial courier, or (iii) sent to the proper party by telecopier, facsimile or similar electronic means if (x) on the same day a copy also is sent by certified mail, return receipt requested, or is sent for overnight delivery by commercial courier, addressed to the proper party at its address below (or a changed address specified by it in a notice to the other party) and marked to the attention of the officer names below and (y) such communication by telecopier, facsimile or similar electronic means is addressed to the telecopier or facsimile number provided by the other party. Each party shall keep the other party advised of the appropriate telecopier or facsimile number for receiving telecopier or facsimile notices hereunder and each party shall respond promptly by telecopier facsimile or similar electronic means to any request of the other party for confirmation of receipt of a notice sent by any means described above. The addresses of the parties, the names and titles of the relationship managers to whose attention notices are to marked, and the facsimile and telephone numbers for such notices for each party are as follows:


                  If to ICCC:


                           Investment Company Capital Corporation
                           One South Street
                           Baltimore, MD 21202
                           Attn: Richard T. Hale
                           Phone (410) 895-3663
                           Fax (410) 895-4921

                  If to Scudder:

                           Scudder Fund Accounting Corporation
                           345 Park Avenue
                           NYC20-2401
                           New York, NY10154-0010
                           Attn: William Butterly
                           Phone (212) 336-1647
                           Fax (732) 460-5237

9.       Confidential Information.
         ------------------------

         A. Each party shall preserve the confidentiality of the other party's information, whether in written, oral, graphic, electronic or physical form, including client information, financial and proprietary information, business plans, techniques, formulae, products, software, and information or materials relevant to the business of the other party, and in the case of ICCC, of each Fund ("Confidential Information"). Confidential Information also shall include the tapes, books, reference manuals, instructions, records, programs, documentation and information of, and other materials relevant to, the Portfolio Accounting System.

         B. Neither party shall voluntarily disclose such Confidential Information to any other person other than its own employees or agents who reasonably have a need to know such information pursuant to this Agreement, provided a party may disclose Confidential Information in response to a court order, governmental action, or as otherwise required by law, but only if the other party has been given notice and an opportunity to appear and object to such disclosure. Each party shall return all such Confidential Information to the other party upon termination or expiration of this Agreement.

         C. For purposes of this Agreement, Confidential Information shall not include: (a) information that is made or becomes available to the public without breach of this Agreement; (b) information that the other party agrees in writing can be disclosed by the first party to a third party without restriction; or (c) information disclosed to a party by a third party, in which case such party shall owe to the other party duties of non-disclosure no more stringent than those, if any, owed to the third party from whom the information was received.

10. Force Majeure. Neither ICCC nor Scudder shall be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; government or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

11. Procedures. Scudder and ICCC may from time to time adopt procedures as they agree upon, and Scudder may conclusively assume that any procedure approved in writing or directed by ICCC or any of the Funds' accountants or other advisors does not conflict with or violate any requirements of any Funds' prospectus, charter or articles of incorporation, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which any Fund may be bound.

12. Term and Termination. The initial term of this Agreement shall be a period of one year commencing on the effective date hereof. This Agreement shall continue thereafter until terminated by either party by notice in writing received by the other party not less than ninety
         (90) days prior to the date upon which such termination shall take effect. Sections 2, 3, 6, 8 and this Section 11 shall survive termination of this Agreement. Upon termination of this Agreement, ICCC shall pay to Scudder its fees and compensation due hereunder. ICCC shall designate a successor by notice in writing to Scudder on or before the termination date. Scudder shall deliver to the designated successor, or if none has been designated, to ICCC, at Scudder's office, all records, funds and other properties of all of the Funds deposited with or held by Scudder hereunder. In the event that neither a successor nor ICCC takes delivery of all records, funds and other properties of the Funds by the termination date, Scudder's sole obligation with respect thereto from the termination date until delivery to a successor or ICCC shall be to exercise reasonable care to hold the same in custody in its form and condition as of the termination date, and Scudder shall be entitled to reasonable compensation therefor, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith.

13.      Miscellaneous.
         -------------

         A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York, without reference to the choice of law principles.

         B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         C. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

         D. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

         E. The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         F. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         G. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every provision of this Agreement shall remain in full force and effect and shall remain enforceable to the fullest extent permitted by applicable law.

         H. This Agreement may not be assigned by either party hereto without the prior written consent of the other.

         I. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between ICCC and Scudder.

         J. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized officers, to be effective as of the day and year first above written.





                                          Investment Company Capital Corporation


                                          /s/Richard T. Hale
                                          --------------------------------------


                                          By: Richard T. Hale


                                          Title: President








                                          Scudder Fund Accounting Corporation





                                          /s/Thomas Eggers
                                          --------------------------------------


                                          By: Thomas Eggers


                                          Title: President

                                    EXHIBIT A

BT INVESTMENT FUNDS                                           BT INVESTMENT PORTFOLIOS
Cash Management Fund Investment                               Liquid Assets Portfolio
Tax Free Money Fund Investment                                Asset Management II Portfolio
NY Tax Free Money Fund Investment                             Asset Management III Portfolio
Treasury Money Fund Investment                                Small Cap Portfolio
International Equity Fund--Class A, B and C                   U.S. Bond Index Portfolio
International Equity Fund--Investment Class                   EAFE(R)Equity Index Portfolio
Mid Cap Fund--Investment Class                                PreservationPlus Portfolio
Mid Cap Fund--Institutional Class                             PreservationPlus Income Portfolio
Lifecycle Long Range--Investment Class                        Quantitative Equity Portfolio
Lifecycle Mid Range--Investment Class
Lifecycle Short Range--Investment Class                       MORGAN GRENFELL INVESTMENT TRUST
Small Cap--Investment Class                                   International Select Equity Fund
Quantitative Equity--Investment Class                         European Equity Fund
Quantitative Equity--Institutional Class                      Emerging Markets Equity Fund
PreservationPlus Income                                       Emerging Markets Debt Fund
Global Equity Fund--Institutional Class                       Fixed Income Fund
Global Equity Fund--Class A, B and C                          Municipal Bond Fund
                                                              Short-Term Fixed Income Fund
BT ADVISOR FUNDS                                              Short-Term Municipal Bond Fund
EAFE Equity Index--Premier Class                              High Yield Bond Fund
U.S. Bond Index--Premier Class                                Micro Cap Fund
                                                              Total Return Bond Fund
BT PYRAMID MUTUAL FUNDS
Money Market Investment                                       Deutsche Bank Alex. Brown Cash Reserve Fund, Inc.
Equity 500 Index Investment                                             Prime Series
Asset Management--Premier Class                                         Treasury Series
PreservationPlus--Investment Class                                      Tax-Free Series
PreservationPlus--Institutional Class
PreservationPlus--Inst. Service Class                         Flag Investors Communications Fund, Inc.

BT INSTITUTIONAL FUNDS                                        Emerging Growth Fund, Inc.
Cash Management Institutional
Cash Reserves Institutional                                   Short-Intermediate Income Fund, Inc.
Treasury Money Institutional
International Equity Fund Institutional Class I               Flag Investors Value Builder Fund, Inc.
International Equity Fund Institutional Class II
Equity 500 Index Premier                                      Real Estate Securities Fund, Inc.
Liquid Assets Fund Institutional
Daily Assets Fund Institutional                               Flag Investors Equity Partners Fund, Inc.
Treasury Assets Fund Institutional
                                                              Deutsche Investors Funds, Inc.
                                                                       Global Biotechnology Fund
Scudder RREEF Real Estate Securities Fund                              Growth Opportunity Fund

Scudder RREEF Real Estate Fund, Inc.

                                    EXHIBIT B

Administrative Agreement between BT Investment Funds and Investment Company Capital Corporation dated July 1, 2001.

Administrative Agreement between BT Investment Portfolios and Investment Company Capital Corporation dated July 1, 2001.

Administrative Agreement between BT Advisor Funds and Investment Company Capital Corporation dated July 1, 2001.

Administrative Agreement between Asset Management Portfolio and Investment Company Capital Corporation dated July 1, 2001.

Administrative Agreement between International Equity Portfolio and Investment Company Capital Corporation dated July 1, 2001.

Administrative Agreement between Cash Management Portfolio and Investment Company Capital Corporation dated July 1, 2001.

Administrative Agreement between Treasury Money Portfolio and Investment Company Capital Corporation dated July 1, 2001.

Administrative Agreement between BT Pyramid Mutual Funds and Investment Company Capital Corporation dated July 1, 2001.

Administrative Agreement between BT Institutional Funds and Investment Company Capital Corporation dated July 1, 2001.

Administrative Agreement between Equity 500 Index Portfolio and Investment Company Capital Corporation dated July 1, 2001.

Accounting Services Agreement among Investment Company Capital Corporation, Morgan Grenfell Investment Trust, and Deutsche Asset Management, Inc., dated as of September 1, 2000.

Accounting Services Agreement among Investment Company Capital Corporation and Deutsche Asset Management, Inc., dated as of July 17, 2001, on behalf of The SMALLCap Fund, Inc.(TM)

Accounting Service Appendix to the Master Services Agreement between the Flag Investors, on behalf of each of the Funds and Investment Company Capital Corporation, dated as of September 1, 2000.

                                    EXHIBIT C


         To be agreed upon by the parties.

                                    EXHIBIT D




On a daily basis, Scudder shall provide the following accounting functions with respect to the Fund:

1. Journalize each Fund's investment, capital share and income and expense activities;

2. Validate investment buy/sell trade tickets when received from each Fund's investment advisor;

3.   Maintain individual ledgers for investment securities;

4. Maintain historical tax lots in accordance with the specific identification method for each security;

5. Reconcile cash and investment balances with the custodian for required Funds as applicable, and provide each Fund's investment advisor with the beginning cash balance available for investment purposes;

6. Update the cash availability throughout the day for required Funds as applicable and as required by each Fund's investment advisor;

7. Post to and prepare each Fund's Statement of Net Assets and Liabilities and the Statement of Operations on a monthly basis;

8.   Calculate various contractual expenses (e.g., advisor and custody fees);

9. Monitor the expense accruals and notify ICCC and each Fund's management of any proposed adjustments;

10.  Calculate book capital gains and losses allocated to each Fund;

11. Determine each Fund's net income and calculate and distribute daily dividend rates for daily distributed funds income;

12. Obtain security market quotes from independent pricing services approved by the Fund's investment advisor or if such quotes are unavailable, or if such prices are unavailable, then follow Board approved valuation procedures in order to calculate the market value of the Fund's investment, and in either case calculate the market value of portfolio investments;

13. Transmit or mail a copy of the portfolio valuations to each Fund's investment advisor/sub-advisor when requested;

14.  Compute the net asset of each Fund;

15.  Compute the yields;

16.  Assist in preparation of Annual and Semi-Annual Reports on Form N-SAR;

17. Provide data needed for monitoring compliance with Sub-Chapter M of the Internal Revenue Code;

18. Keep the following records: (a) all books and records with respect to each Fund's books of account; and (b) records of each Fund's securities transactions;

19. Act as liaison with each Fund's independent accounts and provide account analyses, fiscal year summaries and other audit related schedules;

20.  Post to and prepare each Fund's general ledger;

21. Supply readily available Fund statistical data to the Fund as requested on an ongoing basis;

22. Provide Fund information necessary for the Fund tax group to determine the amount of dividends and other distributions payable to shareholders as necessary to, among other things, maintain the qualification as a regulated investment company of the Fund under the Code;

23.  Assist as needed in the preparation of the quarterly compliance memorandum;

24. Assist as needed in Fund events such as liquidations, redemptions, in-kind, mergers, etc. Provide necessary operational support to effect the transactions;

25. Provide accounting services as defined in our contractual agreements with our private label clients;

26. Reconcile general ledger accounts with Invest One system records and external parties such as Transfer Agent and Advisor (management fees, administration fees and waivers); and

27. Provide assistance for required Funds in the monitoring of overdrafts in DB custody accounts in compliance with Federal Reserve (23A) policies and procedures.